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Exhibit 10.2


                    INTELLECTUAL PROPERTY LICENSE AGREEMENT


      This Intellectual Property License Agreement ("Agreement") between Rodney Henry ("Licensor") and Legacy Athletic Apparel LLC, a Virginia limited liability company ("Licensee") is entered into as of October 25, 2010 ("Effective Date"). Licensor and Licensee are sometimes individually referred to as a "Party" and collectively referred to as the "Parties".

      WHEREAS, Licensee desires to utilize the Intellectual Property (as defined below) solely in connection with the development, manufacture, sale and distribution of the Licensed Property (as defined below) in the Territory (as defined below) during the Term (as defined below) in accordance with the remaining terms and conditions in this Agreement; and

      WHEREAS, Licensor is willing to grant Licensee an exclusive license (as defined below) to the use of the Intellectual Property under the terms and conditions in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the Parties agree as follows:

1. GRANT OF RIGHTS; ROYALTY
   ------------------------

      1.1 Grant; Important Definitions. Licensor grants to Licensee the exclusive right to use the Proprietary Marks and other Intellectual Property in connection with the Licensed Products in connection with the operation by Licensee of its business (the "Business"). Section 1.3 below describes the exclusive nature of this License. For the purposes of this Agreement:

      "Business" means the business of Licensee including its production, distribution, marketing and sale related to the Licensed Products.

      "Intellectual   Property"   shall  mean  the  Proprietary  Marks  and  any
intellectual property rights of Licensor related to the Proprietary Marks.

      "License"  means  the  license  granted  by  Licensor  to Licensee in this
Section 1.1;

      "Licensed Products" shall mean the individual products that are approved by Licensor in accordance with this Agreement and thereafter, that are produced, distributed, marketed and sold by Licensee. Licensed Products will fall into the following general categories: athletic footwear and athletic apparel;

      "Proprietary Marks" shall mean the applied-for marks listed on Exhibit A, including derivations of them and logos related to the Proprietary Marks or any of the derivations of them;

      "Person" shall include any natural person, as well as any firm, corporation, limited liability company, trust, partnership, joint venture, association, or other business organization, under or subject to the laws of any jurisdiction; and


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      "Territory"  means  the  following  regions:  the  United  States, Canada,
Mexico, Central America, South America, the Caribbean, Australia, New Zealand, the Middle East, the United Kingdom, the remainder of Europe, the former Soviet Union, South Africa and the remainder of Africa, Japan, China, the Philippines, Korea, and the remainder of Asia. However, that if Licensee does not have more than de minimus sales in a given region within twenty four months of the Effective Date, that region will no longer be part of the Territory under this Agreement and Licensee's rights with respect to that region will be terminated. Licensee may not sell, distribute, promote or advertise the Licensed Products outside the Territory. Licensee shall not knowingly seek or otherwise transfer the Licensed Products to any individual or entity who intends to sell the Licensed Products outside the Territory or whom Licensee has reason to believe may intend to sell the Licensed Products outside the Territory. Licensee is expressly prohibited from selling the Licensed Products through (a) any retail account that has locations both within and without the Territory unless adequate assurances are provided to Licensor that sales by the account will occur only in the Territory; and (b) except as provided elsewhere in this Agreement, any electronic transmission (whether now in existence or later developed) through which a consumer is solicited to purchase the Licensed Products by mail, telephone or electronic means, including, without limitation, televised (whether broadcast or cable) electronic retailing programs, infomercials, direct response commercial spots, and computerized shopping services, whether on-line services or otherwise (collectively, "electronic transmissions"). Should Licensee offer the Licensed Products through permitted electronic transmissions or on one or more e-commerce sites on the Internet, Licensee will not fill any orders to
customers   that  are  outside  the  Territory  or  ship  Licensed  Products  to destinations outside the Territory. Immediately upon discovering Licensed Products outside the Territory, Licensee shall use its best efforts to halt this distribution of the Licensed Products and shall keep Licensor regularly apprised of all activities in this regard. Should Licensee breach this Agreement by acting in violation of the territorial restrictions described in this Section, these sales will still be subject to the royalty obligations described in the Agreement. The foregoing royalty obligation shall not limit or prevent Licensor from availing itself of any other remedy provided in this Agreement for Licensee's breach of the territorial restrictions.

      1.2 Licensee to Act to Enhance Intellectual Property. As a general matter, Licensee will always act to enhance the image and further the reputation of the Proprietary Marks and other Intellectual Property. Licensee acknowledges that there exists a high quality image, prestige and reputation associated with the Intellectual Property, and Licensee shall use commercially reasonable efforts to maintain the high quality image, prestige and reputation of the Intellectual Property throughout the Term (as defined in Section 2 below).

      1.3 Exclusive Aspect of License. Except as set forth in Section 4.5, Licensor will not grant to any other Person a right or license to use the Intellectual Property in connection with the Licensed Products located in the Territory and will not itself use the Proprietary Marks in connection with the Licensed Products in the Territory. Licensor reserves for itself all other rights and privileges in connection with the Proprietary Marks. The exclusive rights of the Licensee under this Section shall be extinguished with the expiration or other termination of this Agreement under Section 7 or otherwise. For avoidance of doubt, the termination of these obligations shall be simultaneous with the expiration or other termination of this Agreement whether or not there is a "phase-out" period under Section 7.


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      1.4  Royalty.  Licensee  shall  pay  to  Licensor  an amount equal to Four
Percent (4%) of the Net Sales up to 5,000,000, 8% of Net Sales from 5,000,001 to 12,000,000 and Ten Percent (10%) of Net Sales above $12,000,000 (the "Royalty"). "Net Sales" shall mean the gross sales to Licensee's customers, including related customers, of all products and services related to the Licensed
Products,   less   only  discounts,  returns,  allowances  and  chargebacks  and uncollectible accounts up to five percent (5%) of all gross sales. Licensee will pay Royalties on the 15th day of each calendar month, in arrears, based on actual monies received by Licensee on invoices for Licensed Products sold by Licensee.

      Licensee will submit to Licensor along with its Royalty payment a Royalty statement in the form attached as Exhibit C, even in reporting periods where no sales have taken place. The first payment and Royalty statement will be due on the 15th day of the month following the end of the month in which Licensee first sells Licensed Products. In the event there are returns, the Royalty previously paid with respect to the returns shall be deducted from future Royalty payments. All payments will be made in U.S. dollars. All references to dollars or $ in this Agreement are to U.S. dollars. All Royalty payments which are not made on the dates specified in this Agreement will accrue interest at the commercial Prime Rate as published in The Wall Street Journal, plus three percent, or the highest rate permitted by applicable law, whichever is highest, starting on the date the Royalty payment was due until paid in full.

      Licensee acknowledges and agrees that this Agreement confers no rights upon Licensee unless expressly provided herein.

2. TERM
   ----

      The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until termination pursuant to Section 7 or December 31, 2028.

3. PROMOTION AND ADVERTISING
   -------------------------

      3.1 Development and Promotion of Business. Licensee shall use commercially reasonable efforts to develop and promote its Business generally and the Licensed Products specifically. All advertising, promotion and marketing of the Licensed Products must be consistent with the high quality, image and standards of Licensor as communicated to Licensee from time to time.

      3.2  Licensee  Responsibilities  Re  Advertising;  Process  for  Approval.
Licensee shall be responsible for all costs (e.g., printing, reproduction, distribution or otherwise) related to actually placing advertisements, promotion or other marketing within the Territory. Licensee shall submit to Licensor for Licensor's review and prior written approval all advertising and promotional materials and all electronic materials including all website materials that Licensee intends to use; the right of approval shall encompass media placement and scheduling, creative execution, all advertising materials, presentations, all promotional literature and materials, and anything else utilizing the Proprietary Marks ("Advertisements"). Licensor shall have up to ten (10) business days to approve or reject in writing all submissions ("Approval Period"), which approval shall not be unreasonably withheld. Advertisements not rejected within the Approval Period shall be deemed approved. Subject to the foregoing, Licensee shall make all changes to Advertisements that Licensor reasonably requests during the Approval Period, and Licensee shall resubmit the revised Advertisements to Licensor for a second Approval Period and so on, until the Advertisements have been approved by Licensor. Any resubmission shall be approved or rejected by Licensor within five (5) business days, which approval shall not be unreasonably withheld or delayed. Thereafter, Licensee shall


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similarly submit any Advertisements that differ materially from already approved
Advertisements to Licensor for review and prior written approval in the same manner. Licensor shall have the right to use or adapt for free for its own promotional purposes any advertising or promotional materials developed by Licensee under the provisions of this Section 3.2, whether during the Term or thereafter. In the event the Advertisements cease to be consistent with Licensor's then current standards, Licensor may withdraw any previously approved Advertisements by providing Licensee with sixty (60) days prior written notice.

      3.3 Licensor's Right to Supply Materials. From time to time in its sole discretion, but without any obligation to do so, Licensor may make available to Licensee visual materials, such as photographs, for use in Licensee's Advertisements. Licensor shall retain all intellectual property rights in these materials.

      3.4 Publicity and Press Releases. Licensee shall not issue any publicity or press release regarding Licensor, or Licensee's contractual relations or activities under this Agreement without first obtaining the prior written approval of Licensor to the release or publicity, except to the extent required by law or by a court of competent jurisdiction. Licensor's consent will not be unreasonably withheld, conditioned or delayed.

      3.5 Use of Licensee Identifier. Licensee has the right, without further approval from Licensor, to use the phrase "a product of Legacy Athletic Apparel" or words to similar effect, in conjunction with the Proprietary Marks; provided, however, that the font size for the phrase shall be no greater than 30% of the font size in which the Proprietary Marks appear.

      3.6 Promotional Items. Subject to the terms and conditions of this Agreement, Licensee may print the Intellectual Property on promotional items (such as cups, apparel, and similar items) that are given away for free and that are approved in advance by Licensor in accordance with this Section 3.6 ("Promotional Items"). Licensee shall not offer Promotional Items for sale or distribute them in any manner without the prior written consent of Licensor. Licensee shall submit to Licensor for prior written approval all proposed Promotional Items.

4. MANAGEMENT OF THE BUSINESS
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      4.1  General  Statement.  At  all times during the Term of this Agreement,
Licensee will operate the Business as a premier manufacturer and seller of athletic apparel and will maintain the high quality, prestige and standards of the Business relative to its competitors in the markets where it competes.


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      4.2  Approval of Proposed Licensed Products. Licensee may propose products from time to time, for inclusion as a Licensed Product under this Agreement. Licensee will submit proposals to Licensor in writing pursuant to the procedure outlined in Exhibit B. Licensor will approve or reject each and every proposed Licensed Product pursuant to the procedure described in Exhibit B. Licensee may not use the Intellectual Property on new products until Licensor consents in accordance with the process outlined in Exhibit B. Proposals for new Licensed Products will include the distribution channels in which Licensee intends to sell, any relevant merchandising information, and the anticipated retail price.

      4.3 Approval of Use of Intellectual Property. The Parties acknowledge that the faithful representation of the Proprietary Marks, as well as the other Intellectual Property of Licensor, is mandatory on the part of Licensee with respect to any reproduction issued by Licensee, whether appearing on the Licensed Products or in print or otherwise displayed in promotions, advertising or marketing materials. Licensee further agrees that the Proprietary Marks will always be faithfully and exactly reproduced, unless prior written authorization for modification is received from Licensor. Each new or different use of the Intellectual Property on a Licensed Product shall be submitted to Licensor for approval pursuant to the approval procedures set forth above in this Agreement. Licensor shall reply within ten (10) business days of submissions. Failure to so reply may be considered implied approval and Licensee may proceed as if actual approval had been received. Licensee shall forward by email a reminder notice to Licensor on the third business day following issue of its original notice. If Licensor objects to a submission, any resubmission shall be approved or rejected by Licensor within five (5) business days thereof. Consistent with terms and intent of this Agreement, Customers of Licensee shall have point of purchase ("POP") usage of the intellectual property/advertising media of Licensee to promote sales of the intellectual properties while this agreement remains in force and effect.

      4.4 Labeling Requirements: All Licensed Products shall contain a label or hang-tag approved by Licensor; the words "by Rodney Henry" shall be placed on the hang tag unless Licensor directs otherwise. On all labels, hang-tags and Licensed Products the circle "R" ((R)) or "TM" ((TM)) as appropriate shall appear denoting trademark registration, registration in the Territory, or pending registration, and where applicable, all items subject to copyright protection shall bear a proper and complete circle "C" ((c)) copyright notice as may be specified by law. Licensor shall have the right from time to time to designate the exact symbols or language to be used by Licensee to denote ownership by Licensor of the Intellectual Property. Licensee agrees to maintain a strict, accurate and current inventory of all labels throughout the manufacturing process of the Licensed Products so as to preclude any diversion of the labels to persons or companies other than authorized licensees. No additional labels, hang-tags or identification shall appear on the Licensed Products unless prior written approval of Licensor is obtained; provided, however, that Licensee may include a separate label for care, content, size and country of origin, as may be required by any industry or trade group, or by law. Furthermore, Licensee will comply with all laws and regulations of the Territory regarding marking legends or labeling on Licensed Products, cartons and packaging, and any written requirements furnished to Licensee that Licensor may establish with regard to the markings. Subject to a superseding order from a governmental authority or industry group, Licensee will have thirty days following receipt of any new requirements to effect full compliance on Licensed Products to be manufactured after that point.


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      4.5  Maintenance  of  Licensed  Product  in  Marketplace.  Licensee  shall determine on a commercially reasonable basis whether or not to maintain a Licensed Product. Licensee shall inform Licensor in writing of its decision to remove a Licensed Product from its continuing sales and marketing efforts. If an entire line of Licensed Products are removed from commerce consistent with this
Section 4.5, Licensor may pursue independent agreements with third Persons in connection with the discontinued product line.

      4.6 Designs and Inventions. Any designs or inventions proposed by Licensee or and not using any of the Intellectual Property, will be the exclusive property of Licensee. Any matter for which a patent, copyright, service mark or other trademark may be obtained and that is proposed by Licensor will be the exclusive intellectual property of Licensor. This is true even if Licensor, directly or indirectly, is in an employment relationship with Licensee. Utility and design patents are not considered protected intellectual property under this Agreement.

      4.7 Consumer Warranty. On each Licensed Product sold, Licensee will at its expense, provide and honor at a minimum the industry standard warranty to the consumer. Licensee will honor its warranty directly with the consumer according to its terms, notwithstanding that to do so may require Licensee to expend time and money after the expiration or other termination of this Agreement. Any recall of any Licensed Product will be entirely at Licensee's expense.

      4.8 Inspections of Facilities by Licensor. Licensor has the right, but not the obligation, to inspect Licensee's places of business, and the place of business of any affiliate, permitted sublicense or subcontractor of Licensee who manufactures, warehouses, distributes or transports the Licensed Products ("Licensee's Affiliates"), at reasonable times and with not less than three days written notice, to assure compliance with Licensor's quality specifications. Licensee and Licensee's Affiliates will cooperate fully in the inspections. If Licensor determines, in its sole reasonable discretion, that a Licensed Product does not comply with the quality specifications of the sample approved by Licensee prior to production, or the handling, storage or transportation of
Licensed  Product  is  otherwise  in  violation  of the terms of this Agreement,
Licensor shall give Licensee written notice of the violation. In making these inspections, Licensor will take reasonable steps not to interfere with the business being conducted on the premises. Notwithstanding the inspection rights granted to Licensor under this Section, Licensee shall be financially responsible for all damages related to a breach of this Agreement by any of Licensee's Affiliates.

      4.9 Inspections of Licensee's Books and Records. Licensee agrees that Licensor or its agent will have the right to examine and copy all books and accounts of Licensee which bear on the accuracy of the Royalty statements and payments of Licensee to Licensor. Receipt or acceptance by Licensor of any statements or payments will not preclude Licensor from questioning or objecting to the correctness thereof.


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      4.10  Maintenance  of  Licensee's  Books  and  Records. Licensee agrees to maintain books of account and records in accordance with Generally Accepted Accounting Principles (GAAP) sufficiently accurate to enable ascertainment of royalties due and to preserve the books of account and records for at least three years after the termination of this Agreement. Licensor, or its agent, will have the right to audit, at Licensor's expense, the books of account and records from time to time (but not more frequently than once during any consecutive six month period so long as there has been no event of default by Licensee under this Agreement) at Licensee's facilities during normal business hours upon not less than 10 days written notice to Licensee. Licensee agrees to cooperate with Licensor in all reasonable respects in the examination or audit. Except as set forth in Section 4.11 below, all audit costs will be borne by Licensor.

      4.11 Result of any Audit. Should any audit by Licensor reveal that less than 10% of the Royalties for any calendar year or portion of the year remain unpaid, Licensee will pay this amount immediately, plus interest at the maximum rate permitted by law. Should any audit by Licensor reveal that 10% or more of the Royalties for any calendar year or portion thereof remain unpaid, Licensee will pay this amount immediately, plus interest at the maximum rate permitted by law, plus reimburse Licensor for its actual costs and expenses in conducting the audit. The payment of these amounts will not impact Section 7.1.7.

5. OWNERSHIP OF INTELLECTUAL PROPERTY; MAINTENANCE OF RIGHTS; INFRINGEMENT
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      5.1  Licensor  Warranties  and  Representations.  Licensor  has  filed the documentation necessary for registration of the Proprietary Marks and the USPTO has published for opposition. Licensor warrants and represents to the best of its personal knowledge that (i) it has full legal right to use of the Intellectual Property, (ii) it is duly and exclusively authorized to license or sublicense the use, exploitation and commercialization of the Intellectual Property in the Business during the Term, and (iii) that it has the full right, power and authority to grant to Licensee the rights conveyed in this Agreement without in any way violating or infringing upon the rights of any other Party.

      5.2 Ownership of Intellectual Property. Subject only to the License, all uses of the Intellectual Property shall inure to the benefit of Licensor. Licensee acknowledges and agrees that, as between Licensor and Licensee, at all times before, during and after the Term, Licensor is and will be the sole and exclusive owner of any and all Intellectual Property, including all Proprietary Marks and any other trademarks or service marks used by Licensor in connection with its business other than the Business (collectively with the Proprietary Marks, the "Licensor Marks"), and Licensee will not attempt in any manner whatsoever, to state any claim of ownership whatsoever to any of the Licensor Marks. Licensee shall not (a) challenge the validity of the ownership of the Licensor Marks by Licensor or any application for registration, or (b) contest the fact the Licensee's rights under this Agreement are solely those of a licensee and terminate upon expiration or termination of this Agreement. Licensee acknowledges that the Licensor Marks have acquired secondary meaning and that Licensee shall not acquire any rights in the Licensor Marks, other than the License. Licensee expressly recognizes that all rights relating to the Intellectual Property and any good will derived from it are vested exclusively in the Licensor. Licensee assigns and transfers to Licensor all interests it may have in the Intellectual Property by virtue of its sales or the goodwill derived from the sales. Licensee shall not register, have registered, or use any trademark, service mark or domain name containing or confusingly similar to any of the Licensor Marks.


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      5.3  Licensor  Reservation  of  Rights.  All  rights  in  the Intellectual
Property other than those specifically granted by the License are reserved by Licensor for its own use and benefit. Licensee agrees that it will make no direct or indirect use of the Intellectual Property in connection with any other business and that it will not permit any other Person to use the Intellectual Property without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole and absolute discretion.

      5.4 Preservation of Ownership Rights. During the Term, Licensee will take all actions necessary to insure that Licensor's ownership of any and all Proprietary Marks and other rights in connection with the Licensed Products remain exclusively in the name of Licensor. Licensee agrees to undertake the registration and maintenance of Licensor's rights in and to any and Proprietary Marks and other rights in connection with the Licensed Products. Licensee irrevocably appoints Licensor its attorney in fact to cancel any recordation of any ownership or use of the Proprietary Marks by Licensee. Licensee shall execute at any time, whether during or after the term of this Agreement, any documents reasonably requested by Licensor, including a written confirmation of Licensor's exclusive ownership rights in the Proprietary Marks.

      5.5 Licensee's Further Obligations Regarding Preservation of Ownership Rights. Licensee shall promptly notify Licensor of any information obtained regarding infringements or imitations by third Persons of any Intellectual Property, or any act of unfair competition by third Persons relating to the Business. Upon request by Licensor, Licensee shall cooperate reasonably and in good faith assist Licensor to the extent necessary to protect any of Licensor's rights in the Intellectual Property, at Licensor's sole cost and expense.

      5.6 Actions Against Infringers. In the event of any infringement or any act of unfair competition, Licensor shall have the right, but not the obligation, to take any steps and institute any suits or proceedings as Licensor may deem advisable to prevent the infringements, limitations or acts and to secure damages and other relief, and generally to take all steps as may be advisable for the full protection of the rights of Licensor. At Licensor's request Licensee shall fully cooperate with Licensor to stop the infringement or acts, including assisting Licensor in obtaining counsel to Licensor's satisfaction, and Licensee shall join with Licensor as a party to any action brought by Licensor for this purpose. Licensor shall bear all of the expenses and costs in connection with any action to protect its rights. Any amounts recovered in any action shall belong solely to Licensor. Licensee shall not take or participate in any action with respect to the Intellectual Property without the Licensor's prior written approval, which Licensor may withhold in its sole discretion.

      5.7 Survival of Licensee's Obligations. The obligations of Licensee under this Section will survive the expiration or other termination of this Agreement.

6. INDEMNIFICATION AND INSURANCE
   -----------------------------


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      6.1 Licensee Indemnification; Advancement of Defense Costs. Licensee shall indemnify, defend (through the first level of an appeal process) and hold harmless Licensor, its officers, directors, employees and agents ("Licensor Indemnitees") of and from any and all liability, claims, causes of action and suits (whether direct or derivative), damages, settlements, and any other costs and expenses (including reasonable attorneys' fees and related costs), for which any of the Licensor Indemnitees may become liable or be compelled to pay in any action or claim against any of the Licensor Indemnitees by reason of, related to or arising from (a) the operation or condition of the Business, including the
violation   of  any  law,  regulation  or  ordinance,  (b)  any  negligent  act, misfeasance or non-feasance by the Licensee or any of its agents, contractors or employees, or (c) any breach of any representation, warranty, covenant or
agreement   of   Licensee   under  this  Agreement  (the  "Licensor  Indemnified
Liabilities").  If  and  to  the  extent  that  the  foregoing  indemnity may be
unenforceable   for  any  reason,  the  Licensee  agrees  to  make  the  maximum contribution to the payment and satisfaction of each of the Licensor Indemnified Liabilities permissible under applicable law.

      Licensee also agrees that it shall be obligated to pay all expenses and costs to or on behalf of each Licensor Indemnitee related to any Licensor Indemnified Liability, on an as-incurred and current basis in advance of the disposition of the proceeding, provided that the Licensor Indemnitee shall repay all amounts advanced if a final, non-appealable adjudication establishes that the Licensor Indemnitee has engaged in conduct for which indemnification is not available as a matter of law or public policy. If Licensor (or its affiliate) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable under this Agreement or under any other indemnification agreement (whether pursuant to limited partnership agreement, operating agreement, bylaw, charter or other agreement), then Licensor (or its affiliate) shall be fully subrogated to all rights of the Licensor Indemnitee for which the payment was made and Licensee shall reimburse all these payments directly to Licensor.

      6.2 Licensor Indemnification; Advancement of Defense Costs. Licensor shall indemnify, defend (through the first level of an appeal process)and hold Licensee, its officers, directors, employees, contractors and agents of any kind, professional or otherwise ("Licensee Indemnitees") harmless of and from any and all liability, claims, causes of action and suits (whether direct or derivative), damages, settlements, and any other costs and expenses (including reasonable attorneys' fees and related costs) for which any of the Licensee Indemnitees may become liable or be compelled to pay in any action or claim against any of the Licensee Indemniteees by reason of, related to or arising from (a) any claim that use of the Proprietary Marks in connection with the Business in accordance with the terms and conditions of this Agreement, infringes upon the trademark, trade name, trade dress or other intellectual property right of any third Person, or (b) any breach of any representation, warranty, covenant or agreement of Licensor in this Agreement (the "Licensee Indemnified Liabilities"). If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Licensor agrees to make the maximum contribution to the payment and satisfaction of each of the Licensee Indemnified Liabilities permissible under applicable law.

      Licensor also agrees that it shall be obligated to pay all expenses and costs to or on behalf of each Licensee Indemnitee related to any Licensee Indemnified Liability, on an as-incurred and current basis in advance of the disposition of the proceeding, provided that the Licensee Indemnitee shall repay all amounts advanced if a final, non-appealable adjudication establishes that the Licensee Indemnitee has engaged in conduct for which indemnification is not available as a matter of law or public policy. If Licensee (or its affiliate) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable under this Agreement or under any other indemnification agreement (whether pursuant to limited partnership agreement, operating agreement, bylaw, charter or other agreement), then Licensor (or its affiliate) shall be fully subrogated to all rights of the Licensee Indemnitee for which the payment was made and Licensee shall reimburse all these payments directly to Licensee.

      6.3 Notice by Indemnified Party. An indemnified party ("Indemnitee") shall give the indemnifying party ("Indemnitor") prompt written notice of the assertion of any claim, suit, action or proceeding. The Indemnitor shall have the exclusive right at its option, by giving written notice to the Indemnitee in which the Indemnitor confirms in writing that the Indemnitee is indemnified hereunder with respect to the applicable claim, cause of action, or suit, to defend against, negotiate, settle or otherwise deal with the claim, cause of action or suit and to have the Indemnitee represented by counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided that the Indemnitee may participate in any proceeding with counsel of its choice and at its own expense. However, if, either (a) the Indemnitor does not exercise its option to confirm in writing that the Indemnitee is completely indemnified as described above in this Section 6.3, or (b)at any time in the good faith opinion of counsel for the Indemnitee, a legal position that the Indemnitor wishes to take actually conflicts with the position of another party being represented by counsel chosen by the Indemnitor and representing the Indemnitee, then the Indemnitor shall thereafter be responsible for the advancement of defense costs in a manner consistent with Sections 6.1 and 6.2 above with respect to the expenses and costs related to the Indemnitee's separate legal representation. Where the Indemnitor is supplying the defense, the Indemnitee shall cooperate in a commercially reasonable manner with the Indemnitor in all respects in connection with any defense as may be made; provided, however, that the Indemnitee must approve any settlement of any claim, demand or action to the extent that the settlement imposes any restrictions on or requires the Indemnitee to contribute financially to the settlement or otherwise give up a material right.

      6.4 Insurance. Licensee shall maintain, at Licensee's expense, comprehensive commercial general liability insurance with contractual indemnity coverage with combined single limits of not less than One Million Dollars ($1,000,000.00) per occurrence and at least Five Million Dollars ($5,000,000.00) in the aggregate for personal injury and property damage. The deductible or retention amount shall be no greater than $50,000.00. The insurance shall provide coverage insuring against loss, damage or liability for injury or death to persons and loss or damage to property and shall contain no exclusion with respect to property of Licensor. All insurance policies shall be issued by a carrier with a current A.M. Best Company rating of at least A:VII. These certificates shall reflect that Licensor, its officers, directors, employees and agents are "additional insureds'" and "loss payees." The insurance policy will remain in effect for as long as any Licensed Product is sold and for a period of two years thereafter. The insurance policy will provide that 30 days written notice be furnished to Licensor prior to cancellation, or prior to any material modification or change. On the Effective Date and subsequently on Licensor's written request, Licensee will furnish Licensor within forty-five (45) days of the date of the written request with a certificate from the insurer evidencing that insurance as then currently in effect in accordance with the provisions of this Agreement. Subject to Licensor's written consent, which shall not be unreasonably withheld, conditioned or delayed, Licensee may fulfill these obligations through a policy or policies issued to it and/or to the manufacturer of the Licensed Products.

      6.5 Survival of Parties' Obligations. The obligations of both Parties under this Section will survive the expiration or other termination of this Agreement

7. EVENTS OF DEFAULT
   -----------------

      7.1 Termination With Cause by Licensor: Licensor may terminate this Agreement with cause, effective upon written notice delivered pursuant to the notice provisions of this Agreement, if any of the following events occurs (each an "Event of Default"):

      7.1.1 Licensee is in default in the performance of any of its obligations under this Agreement (except for scheduled payments of Royalties and other Events of Default enumerated below) and the default has remained uncured (if the same is susceptible of cure) for a period of 60 days from the date of the Event of Default;

      7.1.2 Licensee has failed to make a scheduled Royalty payment as required under this Agreement, and this failure has lasted more than 10 days;

      7.1.3 Licensee is placed in receivership, reorganization, liquidation or bankruptcy, or makes a petition for voluntary bankruptcy, an assignment for the benefit of creditors, or becomes insolvent and Licensee remains in this status for a period of 60 days;

      7.1.4 The management or control, or both, of Licensee's business by law, decree, ordinance or other governmental action, is made subject to the control or direction of any governmental agent, officer, appointee, designee or any other person not a Party to this Agreement and Licensee remains in this status for a period of 60 days;

      7.1.5 The Licensed Products are not materially of the quality specifications required under this Agreement, as determined by Licensor in its sole reasonable discretion, or are not manufactured in strict compliance with national and local laws and regulations in their country of manufacture, and this status remains uncured for a period of 30 days after notice either from Licensor or a third Person regarding one of these failings;

      7.1.6 Licensee changes its corporate structure or tax classification;

      7.1.7 An inspection of the books and records of Licensee by Licensor pursuant to Section 4.9 determines that Licensee has understated the Royalties due Licensor by 10% or more during any period;

      7.1.8 In the event of any attempted or actual sale, transfer or assignment by Licensee of this Agreement or any of the rights granted to Licensee, or any attempted or actual transfer, assignment or delegation by Licensee of any of the responsibilities assumed by it, in violation of the terms of this Agreement;

      7.1.9 A failure by Licensee to achieve one of the Performance Guarantees set forth in this Section 7.1.9. The "Performance Guarantees" are as follows: the Net Sales (as defined in Section 4.1) for the period (a) commencing on the first day of a shipment under this Agreement (the "First Shipping Date") and concluding twelve months after the First Shipping Date, are at least Five Million Dollars ($5,000,000.00); or (b) from the first day of the 13th month after the First Shipping Date and concluding twenty-four months after the First Shipping Date, are at least Ten Million Dollars ($10,000,000.00); or (c) from the first day of the 25th month after the First Shipping Date and concluding thirty-six months after the First Shipping Date, and thereafter for each successive twelve-month period, are at least Fifteen Million Dollars ($15,000,000.00);

      7.1.10 In the event of the use by the Licensee of the Intellectual Property in any manner intentionally deceptive or misleading to the public or where the Licensed Products may be harmful or dangerous to the public, all in Licensor's sole reasonable judgment, and the failure of Licensee to remedy the event within 30 days after receipt of notice from Licensor citing to this use;

      7.1.11 In the event of the use by the Licensee of the Intellectual Property in a manner that materially damages or impairs the reputation or value of the Intellectual Property, in Licensor's sole reasonable judgment, and the failure of Licensee to remedy the event within 30 days after receipt of notice from Licensor citing to this use; or

      7.1.12 In the event the Licensee ceases operations or if Licensee fails to use the Intellectual Property as contemplated in this Agreement, and, in either case, does not provide Licensor with evidence, to Licensor's sole reasonable satisfaction, that Licensee has re-started operations with the intention to continue to do business in the normal course or of Licensee's use of the Proprietary Marks both as to quantity and regularity consistent with normal operations, as applicable, within 30 days of receiving written notice from Licensor requesting this evidence.

Licensee acknowledges that there is no cure period with regard to an Event of Default under Sections 7.1.6 through 7.1.09.

      7.2 Impact of Termination With Cause by Licensor: If this Agreement is terminated with cause by Licensor as described above, the License is immediately terminated and Licensee will immediately cease the use of all Intellectual Property and will cease the sale of all Licensed Products. At its expense, Licensee will cause all advertising/reference to the Intellectual Property to be removed from the product. In addition, and at its expense, Licensee will immediately destroy all advertising and marketing materials bearing the Proprietary Marks or other Intellectual Property. Within ten (10) business days after Licensor's request, Licensee will sign under penalty of perjury and deliver to Licensor an acknowledgment that Licensee has complied with this Section. Licensee further agrees, represents and warrants that it will not use, directly or indirectly, any other mark or trade name confusingly similar to any of the Intellectual Property. Licensee's obligations to pay Royalties shall continue with respect to all sales of Licensed Products through the date of termination and thereafter by retailers with inventory of Licensed Product, if any. This Section 7.2 is solely for the benefit of Licensor and it may modify these provisions for the benefit of Licensee in its sole and absolute discretion.

      7.3 Termination With Cause by Licensee: Licensee may terminate this Agreement with cause, effective upon written notice pursuant to the notice provisions of this Agreement, if any of the following events occurs ("Licensor's Event of Default"):

      7.3.1 Licensor is in default in the performance of any of its obligations under this Agreement and the default has remained uncured (if the same is susceptible of cure) for a period of 60 days from the date of effective notice from Licensee regarding the default;

      7.3.2 Licensor violates the exclusivity of the granted License during the Term either on its own part or, by purporting after the Effective Date to grant a written license to a third Person to in any way use the Intellectual Property in connection with products that compete with the Licensed Products and that are intended for sale within the Territory, or Licensor violates the noncompetition provision set forth in Section 10.3 of the Operating Agreement; or

      7.3.3 Any material inaccuracy in Licensor's warranties made in this Agreement that cannot be cured by Licensor within a reasonable period of time.

Licensor acknowledges that there is no cure period with regard to a Licensor's Event of Default under Section 7.3.2.

      7.4 Impact of Termination With Cause by Licensee: In the event of a termination with cause by Licensee, then Licensee will have a "phase-out period" of 12 months from the date of termination. Licensee shall continue to comply with the provisions of this Agreement during the phase-out period including
Section 7.6. The License shall remain in full force and effect during the phase-out period, except that the License shall not be exclusive. After the phase-out period allowed under Section 7.6, the License is terminated.

7.5 Natural Expiration: If this Agreement expires, not as a result of termination by either Party, then Licensee will have a "phase-out period" of six months from the date of expiration. Licensee shall comply with the provisions of
Section 7.6 dealing with the "phase-out period". After the phase-out period allowed under this Agreement, the License is terminated.

7.6 Phase-Out Period Requirements: During the phase-out period, the License shall not be exclusive. The following shall apply:

      7.6.1 Licensee shall market and sell any Licensed Product on hand within the Territory. Any work-in-progress may be completed and added to inventory but all other manufacturing must cease as of the date of termination or expiration, as the case may be.

            7.6.2 Licensee agrees and acknowledges that during the phase-out period it will continue to be bound by all of the terms of this Agreement, including, but limited to, those relating to the marketing and sale of Licensed Products. Licensed Products not sold by Licensee in accordance with this Section by the end of the phase-out period shall be destroyed at Licensee's expense, or may be sold only after all evidence of the Intellectual Property has been removed prior to sale and at Licensee's expense (which removal may be inspected by Licensor, its agents or representatives). To be clear, if it is not possible to remove all of the Intellectual Property, then the Licensed Product shall be destroyed at Licensee's expense;

            7.6.3 At the conclusion of the phase-out period, all materials, including all advertising, promotion, marketing, packing and other materials bearing the Intellectual Property shall be destroyed at Licensee's expense;

            7.6.4 The expiration or other termination of this Agreement for whatever reason shall not relieve Licensee of its duties and obligations under this Agreement, including (but not limited to) the obligation to furnish Royalty statements and payments of Royalties;

            7.6.5 Within ten (10) business days after Licensor's request, Licensee will sign under penalty of perjury and deliver to Licensor an acknowledgment that Licensee has complied with its obligations under this
      Section 7.6.

8. FURTHER REPRESENTATIONS AND WARRANTIES OF THE PARTIES
   -----------------------------------------------------

      Each Party further warrants and represents as follows:

      8.1 Corporate Standing and Authority. To the extent not a natural person, each is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, and has all necessary power to enter into and perform its obligations under this Agreement.

      8.2 No Negative Impact on Status Quo. The execution, delivery and performance of this Agreement does not now and will not result in a default or an event that, with notice or lapse of time or both, would be a default or violation of any agreement, obligation, contract, instrument, judgment, order or award of any court, arbitrator, or administrative officer, or any law, rule or regulation by which such Party is bound.

      8.3 Authority. It has the right and authority to enter into this Agreement.

      8.4 Survival. Each of the Parties' representations and warranties in this Section will survive the expiration or earlier termination of this Agreement.

9. GENERAL
   -------

      9.1 Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by overnight courier. A notice must be addressed to a Party at the Party's last known address. A notice delivered personally will be deemed given on the date of delivery. A notice that is sent by mail will be deemed given five (5) business days after it is mailed. A notice sent by a nationally recognized overnight courier will be deemed given the first business day after deposit with that courier. Until further notice, the address for all purposes, and the person designated to act on behalf of an entity is as set forth below:

      If to Licensee:                      With copy to:


      If to Licensor:                      With copy to:

      Any correctly addressed notice that is refused, unclaimed or undelivered because of an act or omission of the Party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The Parties shall have the right from time to time, and at any time, to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America, by giving to the other Party prior written notice thereof, in the manner prescribed herein; provided, however, that to be effective, any change of address must be actually received (as evidenced for example, by a return receipt).

      9.2 Waiver; Amendments and Modifications. Failure or delay by either Party to insist on the strict performance of any covenant, term, provision or condition, or to exercise any option contained, or to pursue any claim or right arising in this Agreement, shall not constitute or be construed as a waiver of that covenant, term, provision, condition, option, claim or right. Any waiver by either Party shall not constitute or be construed as a continuing waiver of any subsequent default. Any amendments or modifications to this Agreement shall be in writing and executed by the Parties to this Agreement.

      9.3 Right to Injunctive Relief. Each Party recognizes that, in the event that one Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the other Party; therefore, each Party agrees that in that event, the other Party, if it so requests, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages. In connection with any injunctive relief that may be sought by a Party, the other Party acknowledges that the breach by it of any of its obligations under this Agreement, other than the payment of money, will result in immediate and irremediable damage to that Party. Each Party acknowledges and admits that there is not an adequate remedy of law for this type of breach and agrees that in the event of this type of breach, the Party seeking relief shall be entitled to seek equitable relief by way of temporary and permanent injunctions (both mandatory and prohibitory) and any other and further relief, at law or in equity, as any court with jurisdiction may deem just and proper. The other Party expressly waives any requirements or obligations of the Party requesting relief to post any bond or provide any security as a condition to obtaining the injunctive relief. Resort to this equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that Party may have for damages or otherwise

      9.4 Governing Law; Jurisdiction; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law, except to the extent that the applicability of the law is preempted by Federal law. In the event of any dispute under or related to this Agreement or any of the referenced agreements or any of the matters described or contemplated in this Agreement, exclusive jurisdiction and venue shall reside in the County of Los Angeles with each Party expressly and irrevocably submitting to jurisdiction and venue in Los Angeles County and waiving any right to any other jurisdiction or venue for any reason whatsoever. Service may be effected by any method prescribed by law, or by transmittal of a copy of the complaint or other appropriate pleading by registered mail, return receipt requested, to the address specified in the notice provision.

      9.5 Mandatory Arbitration. To the maximum extent permitted by law:

      (A) Any controversy or claim arising out of or relating to this Agreement, or otherwise related to the compliance by either Party with its obligations, shall be finally determined by arbitration in Los Angeles County, California in accordance with the Arbitration Rules of the American Arbitration Association (the "Rules") then in effect, except as those Rules are amended by this Section. There shall be a single arbitrator who shall be a retired judge. The decision of the arbitrator shall be consistent with then California law and shall include written findings of fact and conclusions of law. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION, EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ARBITRABLE CONTROVERSY OR CLAIM. Any Party to this Agreement may submit any controversy or claim to arbitration. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees and costs. The Parties agree that Los Angeles County, California is the proper venue for any arbitration. The Parties acknowledge that enforcement of the provisional remedies described in Section 9.3 above will require that one or more motions be set in a court of law.

      (B)  IF  A  COURT OVERRIDES THE ARBITRATION PROVISION AND REQUIRES A COURT
TRIAL OR IF THE ADJUCIATION OF ISSUES UNDER THIS AGREEMENT INCLUDES ISSUES, CLAIMS OR PARTIES THAT MAY NOT BE RESOLVED IN AN ARBITRATION, EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY SUPPLEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE MAY BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY RELATED TRANSACTION AND AGREES THAT ANY ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      9.6 Severability. A determination that a provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision which shall remain in full force and effect, and any determination that the application of any provision of this Agreement to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of the provision as it may apply to any other Persons or circumstances.

      9.7 Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the matters set forth in it and supersedes and shall prevail over all prior and contemporaneous understandings and agreements, whether oral or written, among the Parties. All written or oral term sheets and statements regarding the subject matter of this Agreement are superseded and of no effect.

      9.8 Attorneys' Fees and Associated Costs. Licensee will pay all fees and costs incurred by it and by Licensor in connection with the documentation of this Agreement and the transactions and agreements contemplated by this Agreement, including each of the exhibits. This reimbursement payment to Licensor shall be made by Licensee Legacy Athletic Apparel LLC within thirty days of the Effective Date. If a lawsuit, arbitration or other proceedings are instituted by any Party to enforce any of the terms or conditions of this Agreement against any other Party, the prevailing Party in the litigation, arbitration or proceedings (including any proceeding under the United States Bankruptcy Code) shall be entitled, as an additional item of damages, to the reasonable costs of collection, its reasonable attorneys' and other professional fees and costs (including, but not limited to, expert, investigation and witness fees), court costs, arbitrators' fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs, as may be fixed by the court, arbitrator or other judicial or quasi-judicial body, whether or not suit is filed and whether or not the litigation or other proceedings arrive at a final judgment or award. In addition to the foregoing award of attorneys' fees, the prevailing Party shall be entitled to its attorneys' fees incurred in any post-judgment proceedings to enforce any judgment or award. This provision is separate and several and shall survive the merger of this provision into any judgment. For the purposes of this Section, any Party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing Party, regardless of the amount of the damage awarded or whether the award or judgment was based on all or some of the Party's claims or causes of action.

      9.9 No Assignment, Sublicensing or Hypothecation. Licensee may not assign, delegate, sublicense or hypothecate any of its rights and duties under this Agreement without the prior written consent of Licensor. This approval will not be unreasonable withheld, conditioned or delayed. Any attempted assignment, sublicense or hypothecation by Licensee without the prior written consent of Licensor shall be void ab initio and shall constitute a "for cause" event under
Section 7.1.8. "Hypothecation" under this Section includes any pledge, mortgage, grant of liens in or upon, grant of a security interest in, use as collateral or otherwise borrowing upon the License or any of Licensee's rights under this Agreement. For avoidance of doubt, Licensor shall have the right to assign this Agreement in a transaction or series of transactions, to (i) a purchaser of the Proprietary Marks, (ii) a Person who acquires a majority of the units or other equity interests of the Licensor or controlling affiliate of Licensor (whether through sale, merger, operation of law, or otherwise) or (iii) to any other Person that controls, is controlled by, or is under common control with the Licensor.

      9.10 Contracts with Third Persons and Responsibility for Default: Subject to Licensor's review of and consent to the written agreement between Licensee and any third Person engaged, which consent will not be unreasonably withheld, delayed or conditioned, Licensee may contract the actual manufacture and distribution of the Licensed Products to one or more third Persons. At a minimum, any third Person contract shall require the third Person contractor to comply with the relevant provisions of this Agreement. Should any contractor violate the relevant terms of this Agreement (beyond any applicable cure period, if the breach is susceptible to cure), it will be considered a default by Licensee under Section 7.3. Further, Licensee shall be primarily responsible to pay Licensor any damages sustained by Licensor that are caused by the contractor's breach.

      9.11 Further Cooperation. Whenever, and so often as, requested by a Party, the other Party will promptly execute and deliver, or cause to be executed and delivered, all other and further instruments, documents or assurances, and promptly do or cause to be done all other and further things as may be necessary and reasonably required in order to further and more fully discharge and perform the obligations and agreements of the Parties, and to more fully vest in the requesting Party, all rights, interests, powers, benefits, privileges and advantages conferred, or intended to be conferred, upon it by this Agreement.

      9.12 Voluntary and Knowing Signature. Each Party represents that the terms and conditions of this Agreement and the transactions contemplated by the Parties have been fully explained to that Party, that Party has consulted (or has had the opportunity to consult) independent legal and tax advisors and that Party has voluntarily elected to enter into this Agreement. In the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party.

      9.13   Further   Instruments.  All  instruments,  certificates  and  other
documents to be executed and delivered under this Agreement by any Party shall be in a form reasonably satisfactory to counsel for that Party.

      9.14 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties to the extent this Agreement is assignable. This Agreement is not intended to confer any rights or remedies upon Persons that are not signatories to this Agreement.

      9.15 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of original, fax or emailed counterparts, and all counterparts shall be considered together as one agreement. A faxed or emailed counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties forever waives any rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email, as a defense to the formation of a contract.

      9.16 Section Headings. The various section headings are inserted for convenience of reference only and shall not explain, modify, enlarge, restrict or affect the meaning or interpretation of this Agreement or any of its provisions.

      9.17 Remedies Cumulative. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by either Party does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.

      9.18 Survival of Representations and Warranties. Each Party's representations and warranties contained in this Agreement shall (i) survive the execution, delivery and acceptance by the Parties and (ii) remain true until the rights, duties and obligations under this Agreement are fully performed, or otherwise satisfied.

      9.19 No Agency Created. Nothing in this Agreement will make one Party the agent of the other, and no Party has power or authority to bind the other in respect of any of the rights or duties except in the context of the License.

      9.20 Limitation on Damages. Except with respect to the indemnification requirements set forth in Section 6 above, neither Licensor nor Licensee will be liable for punitive, incidental, indirect, consequential damages or claims for anticipated or lost profits arising out of this Agreement, regardless of how determined and regardless of whether either Party had reason to know these damages would arise.

      9.21 Word Usage. Unless the context clearly requires otherwise, (a) the plural and singular numbers shall each be deemed to include the other; (b) the masculine, feminine and neuter genders shall each be deemed to include the others; (c) "shall," "will," or "agrees" are mandatory, and "may" is permissive;
(d) "or" is not exclusive; and (e) "includes" and "including" are not limiting

10. CONFIDENTIAL INFORMATION
    ------------------------

      10.1 Confidentiality. Licensee (a) shall, and shall cause its officers, directors, employees, attorneys, accountants, auditors, agents and Licensee's
Affiliates (each, a "Restricted Party" and collectively, the "Restricted Parties"), to maintain in strictest confidence any and all confidential information of Licensee that is not available to the general public (collectively, the "Confidential Information") and (b) shall not disclose, and shall cause its Restricted Parties not to disclose, Confidential Information to any Person, except only to the extent that disclosure is required by law or legal process or regulatory agencies, in which event Licensee or one of the Restricted Parties, as the case may be, shall notify Licensor as promptly as practicable (and, if possible, prior to making any disclosure) and shall cooperate in the seeking a protective order and shall otherwise seek confidential treatment of the information. The term "Confidential Information" shall not include information, as reflected in the contemporaneous written records of Licensee, that was (a) in the public domain at or subsequent to the time the information was communicated to the Licensee through no wrongful act by the Licensee, (b) rightfully in the Licensee's possession free of any obligation of confidence at or subsequent to the time the information was communicated by Licensor; or (c) communicated by Licensor to an unaffiliated third Party free of any obligation of confidence.

      10.2 Exceptions. Notwithstanding anything to the contrary contained in this Section 10.1, any Restricted Party may disclose any Confidential Information (a) for bona fide business purposes on a strict "need to know" basis to its Affiliates, its board of directors, its professional representatives, its lenders, sureties and insurers and potential investors, provided that any Person obtaining this Confidential Information is either bound by confidentiality obligations, or executes a confidentiality agreement, that is at least as protective for the Licensee as the terms set forth in Section 10.1; or (b) in order to enforce its rights under this Agreement.

      Licensor and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them. Each represents to the other that the individuals signing below on its behalf have all necessary authority to do so and to bind the Parties indicated


LICENSOR:                                       LICENSEE:


By: __________________________                  By: _________________________

Name: __________________________                Name: _______________________

                                                Its: ________________________

                                   Exhibit A

                               Proprietary Marks
                               -----------------

                                   EXHIBIT B

                        Procedure for Licensed Products

As used in this Agreement, the process for approval of each proposed new product will include the procedures discussed below:

New Licensed Products
---------------------

Licensor and Licensee covenant and agree with one another to use reasonable commercial efforts to cooperate in developing new Licensed Products. The Parties agree that the process will involve Licensor as little as possible, but without limiting the approval rights granted to Licensor as described in this Agreement.

Licensee will provide Licensor with a written Proposed Marketing/ Sales/ Merchandising Plan ("Plan") for all proposed new Products in advance of Licensee's anticipated first shipment date. The Plan will include:

      a)    name of proposed Licensed Product;

      b)    product   fabrication,  technical  and  esthetic  design  and  style description;

      c)    packaging design;

      d) retailer pricing/margin targets (informational purposes only - prices are not to be determined by Licensor but will nonetheless be shared with Licensor);

      e)    distribution channels/ key retailers/ key customer targets; and

      f)    warranty and guarantee offer, if any.

Licensor will provide Licensee with a written response either approving or disapproving the proposed Licensed Product, within five business days of actual receipt by Licensee of the Plan. If Licensor (a) responds with its written approval or (b) does not respond at all within the required time period, then the proposed Licensed Product is deemed approved. Licensee shall forward by email a reminder notice to Licensor on the third day following issue of its original notice.

If the proposed Licensed Product is approved (or deemed approved), then Licensee will provide Licensor with no less than three pre-production samples that are representative of the proposed Licensed Product in all material respects. Licensor will have ten business days to respond to Licensee to confirm its satisfaction that the samples comply with the product specifications as described in the Plan and are otherwise reasonably satisfactory to Licensor. If Licensor (a) responds with approval of the sample designs or (b) does not respond at all within the required time period, then the proposed Licensed Product is deemed to comply.

                                   EXHIBIT C

                             Form of Royalty Report

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